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                                                                      EXHIBIT 16


                    [LETTERHEAD OF CERTIFIED PUBLIC ACCOUNTS]


                                                                   June 21, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re: P.D.C. Innovative Industries



We have read the statement that we understand P.D.C. Innovative Industries will include under Item 4 of the Form 8-K report it will file regarding the recent change in auditors. We received this statement on June 21, 2000.

We agree with such statements made in the statement regarding the issuance and presentation of audited financial statements for the two most recent fiscal years and the interim period preceding the date of change of auditors. We have no basis to agree or disagree with the other statements made under Item 4.

Yours truly,


/s/ Gregg E. Nicholls
Gregg E. Nicholls, CPA
Franklin and Nicholls, CPA's